FOR IMMEDIATE RELEASE

FORWARD PARTNERS WITH G-FORM SIGNALING LAUNCH INTO CONSUMER ELECTRONICS ACCESSORY MARKET

Santa Monica, CA – September 6, 2011 – Forward Industries, Inc. (NASDAQ:FORD), a consumer electronics accessories company, announced today it has entered into an exclusive license agreement with G-Form, LLC.  Forward specializes in taking innovative intellectual property and accelerating its adoption in the marketplace.  G-Form designs cutting edge protective solutions for consumer electronics devices, including such products as the Extreme Sleeve™ for iPad and the Extreme Sleeve™ for Laptops.

            The partnership provides Forward with a global exclusive license to sell Forward-branded products incorporating G-Form’s RPT™- Reactive Protection Technology, to consumer electronics retailers, original equipment manufacturers, and into other business-to-business channels. In addition, the Agreement enables Forward to sell G-Form branded products into Forward’s territory.

            Brett M. Johnson, Forward’s President and Chief Executive Officer, commented: "Our strategy is to leverage our design, logistics, and sourcing expertise to build a global, multi-channel (retail, corporate, online, as well as OEM) consumer electronics accessory brand that defines itself through leading edge technology. Our exclusive global partnership with G-Form’s extensive patented protection technology is the cornerstone of our strategy to accelerate innovation in the consumer electronics market. We are confident that this partnership with G-Form will be the first of many in a broadly diversified portfolio of partnerships focused on the consumer electronics accessory market and defined by leading technology.“

            G-Form's Extreme Sleeve™ for iPad and Extreme Sleeve™ for Laptops are composed of RPT™ - Reactive Protection Technology, a combination of PORON XRD material and proprietary G-Form technology and design.  The RPT™ absorbs more than 90 percent of the energy of an impact and stiffens to act like armor resulting in an unprecedented level of protection for laptops, iPads and other tablets.  A video demonstration is available at http://g-form.com/technology/.

            Mr. Johnson continued, “In all my years in this industry, I have never seen anything like G-Form’s line of Extreme Sleeves™. The technology is truly revolutionary and has impressed every customer to whom we have demonstrated its protective qualities.”

            Daniel Wyner, G-Form’s Chief Executive Officer, commented: "We were approached by several potential partners to help us expand our reach and Forward’s distribution and design capabilities impressed us the most. We believe this partnership will promote the growth and success of both of our businesses and we look forward to bringing this dramatically superior technology to the market together."

            Forward will announce the details of its full range of G-Form branded products and sales channels in the near future. In addition, Forward expects to launch its own distinctive Forward-branded product line in January 2012 at the International Consumer Electronics Show (CES) in Las Vegas.

About Forward Industries, Inc.

Forward Industries, Inc. (www.forwardindustries.com) is a 50-year-old designer and distributor of custom carry and protective solutions with roots in the OEM channel that is building on its core design, logistics, and sourcing strengths and leveraging strategic partnerships to develop a multi-channel consumer electronics accessory brand that is defined by leading technologies.

About G-Form LLC

G-Form (www.g-form.com) is committed to making products that bring state of the art technology to protecting athletes and has now brought its revolutionary technology to electronic equipment protection.  Founded by athletes who use the products and compete, G-Form RPT™ technology has revolutionized impact protection.

Note Regarding Forward-Looking Statements

In addition to the historical information contained herein, this news release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties. Actual results may differ substantially from those expressed or implied in such forward looking statements due to a number of factors. Such risk factors include but are not limited to those discussed in Item 2, Part I, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Part II, Item 1.A in our Quarterly Report on Form 10-Q for the three and nine month periods ended June 30, 2011, as well as in “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, which factors are incorporated herein by reference.

Such risk factors include, among others: the loss of any key customer or material sales in our Diabetic Products line, where customer and sales concentration are high; whether important customers reduce or discontinue inclusion of carry solutions “in box” with their electronic products; the lag in time between increased operating expenses incurred to implement our growth strategy and the time we begin to realize the benefits in increased revenue, if at all; the impact on operating results of entry into one or more operating partnerships in which the level of our support of the venture’s working capital requirements exceeds revenues attributable to the venture; the concentration of our accounts receivable in a small number of customers and our ability to collect payment; the adverse impact of customer pricing pressures on gross margins; the impact on gross margins of higher materials and labor costs charged by suppliers; failure of third party borrowers to repay us in full the principal and accrued interest on notes receivable; the related steps we have taken to fund product development or other expenses incurred by prospective strategic partners; fluctuations in foreign currency exchange rates that could result in increased costs or reduced revenues; levels of demand and pricing generally for electronic devices sold by our customers for which we supply carry solutions; the development of quality control, delivery, or pricing issues involving our Asian suppliers; uncertainties in the financial and credit markets; changes in, governmental regulations; variability in order flow from our OEM customers; a significant change in the Company’s relationship with one or more key customers (including changes affecting their businesses); and the loss of key sales personnel who have significant influence on our relationships with some of our largest customers.

Contact:

Forward Industries, Inc.

Investor Relations

IR@forwardindustries.com

(424) 268-3836